Exhibit 99.1

Consent of MRG Effitas Ltd.

We hereby consent to the use of our name and our efficacy assessment report in the Registration Statement on Form S-1 (together with any amendments or supplements thereto) to be filed by Carbon Black, Inc. a Delaware corporation, and in the prospectus contained therein.

Dated: March 3rd, 2018

MRG EFFITAS LTD.

By:	/s/ Sveta Miladinov

Name:	Sveta Miladinov

Title:	CEO